                                                                Exhibit 99.b.9.a

                                   REGISTRAR,



                     TRANSFER AGENCY AND SERVICE AGREEMENT



                                    between



                           AMERICAN AADVANTAGE FUNDS



                                      and



                        FIRST REPUBLICBANK DALLAS, N.A.

                               TABLE OF CONTENTS





                                                                      Page
                                                                      ----
Article 1        Terms of Appointment; Duties of the Bank               1

Article 2        Fees and Expenses                                      3

Article 3        Representations and Warranties of the Bank             4

Article 4        Representations and Warranties of the Fund             4

Article 5        Indemnification                                        5

Article 6        Covenants of the Fund and the Bank                     8

Article 7        Termination of Agreement                               9

Article 8        Assignment                                            10

Article 9        Amendment                                             11

Article 10       Texas Law to Apply                                    11

Article 11       Merger of Agreement                                   11

                     TRANSFER AGENCY AND SERVICE AGREEMENT
                                    between
                           AMERICAN AADVANTAGE FUNDS
                                      and
                        FIRST REPUBLICBANK DALLAS, N.A.


                REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the 3rd day of April,1987, by and between AMERICAN AADVANTAGE FUNDS, a Massachusetts business trust, having its principal office and place of business at 4200 American Boulevard, Fort Worth, Texas 76155 (the "Trust"), and FIRST REPUBLICBANK DALLAS, N.A., a national banking association, having its principal office and place of business at 350 North St. Paul Street, Dallas, Texas 75201 (the "Bank").

WHEREAS, the Trust desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent and agent in connection with certain other activities and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual convenants herein contained, the parties hereto agree as follows:

Article 1        Terms of Appointment; Duties of the Bank

         1.01 Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Bank to act as, and the Bank agrees to act as, registrar of each of the Trust's series of units of beneficial interest ( "Shares '' ) , transfer agent for the Shares, dividend disbursing agent and agent for the shareholders of the Fund (the "Shareholders") in connection with any dividend reinvestment plan as set out in the prospectus and statement of additional information of the Fund. The term "Fund" as used herein shall mean each and all such series of shares in existence as of the date hereof, and, if mutually agreed by the Trust and the Bank at such time, each such series of shares hereafter designated by the Trust.

         1.02    The Bank agrees that it will perform the following services:

         (a) In accordance with the Fund's then current prospectus and statement of additional information, and procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                 (i) enter on the records of the Bank on behalf of the Fund the appropriate number of Shares, as authorized by the Shareholders, and hold such Shares in the appropriate Shareholder account;

                 (ii) effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

                 (iii) prepare and transmit payments for dividends and distributions declared by the Fund; and

                 (iv) act as agent for Shareholders in connection with any dividend reinvestment plan of the Fund as agreed between the Fund and the Bank from time to time.

         (b) In addition to and not in lieu of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent and agent for the Shareholders of the Fund in connection with any dividend reinvestment plan of the Fund as consistent with all applicable regulations in effect as of the date of this Agreement as more fully described in the attached fee schedule, including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies and mailing Shareholder reports to current Shareholders, withholding taxes on U. S. resident and non-resident alien accounts where applicable, preparing and filing U. S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders, preparing and mailing confirmation forms and statements of account to Share- holders for all confirmable transactions in Shareholder accounts, and providing Shareholder account information; and the Bank shall provide a system which will enable the Fund to monitor the total number of Shares sold in each State. The Fund shall (i) identify to the Bank in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Bank for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above. Procedures applicable to certain of these services described in paragraphs (a) and (b) may be established from time to time by agreement between the Fund and the Bank and shall be subject to the review and approval of the Fund. The failure of the Fund to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of the Bank to perform such service described in paragraph (a) and (b).

Article 2    Fees and Expenses

         2.01 For the performance by the Bank of the provisions of this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as set out in the initial fee schedule attached hereto. Such fee and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

         2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees promptly to reimburse the Bank for reasonable out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request of or with the consent of the Fund which are not properly borne by the Bank as part of its duties and obligations under this Agreement will be promptly reimbursed by the Fund. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3    Representations and Warranties of` the Bank

         The Bank represents and warrants to the Fund that:

         3.01 It is a national banking association duly organized and existing and in good standing under the laws of the United States of America.

         3.02 It is duly qualified to carry on its business in the State of Texas.

         3.03 It is empowered under applicable laws and by its charter and by-laws to enter into and perform this Agreement.

         3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

         3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 4    Representations and Warranties of the Fund

         The Fund represents and warrants to the Bank that:

         4.01    It is a duly organized Massachusetts business trust.

         4.02 It is empowered under applicable laws and by governing instrument to enter into and perform this Agreement.

         4.03 All necessary actions required by its governing instrument have been taken to authorize it to enter into and perform this Agreement.

         4.04 It is an open-end management investment company registered under the Investment Company Act of 1940.

         4.05 A registration statement under the Securities Act of 1933 is currently effective and will remain effective and appropriate state securities law filings have been made and will continue to be made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

         4.06 To assist the Bank in the performance of its duties hereunder, the Trust will provide the Bank on a timely basis with the Trust's current effective prospectus and statement of additional information immediately upon effectiveness of each post-effective amendment to the Trust's registration statement.

Article 5  Indemnification

         5.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

         (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

         (b) The Fund's refusal or failure to comply with the terms of this Agreement, or which arise out of the Fund's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Fund hereunder.

         (c) The reliance on or use by the Bank or its agents or subcontractors of information, records and documents which (i) are received by the Bank or its agents or subcontractors and furnished to it by or on behalf of the Fund, and (ii) have been prepared and/or maintained by the Fund or any other person or firm on behalf of the Fund.

         (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any written instructions or requests of the Fund's representative . "Written instructions" means written instructions delivered by mail, tested telegram, cable, telex or facsimile sending device and received by the Bank, or its agents or subcontractors, signed by Authorized Persons as defined in paragraph 5.03.

         (e) The offer or sale of shares of Common Stock or of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such shares of Common Stock or Shares in such state.

         (f) Any action or inaction taken by the Bank pursuant to written instructions given to the Bank by an investment advisor of the Fund.

         5.02 The Fund shall not be responsible for, and the Bank shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, expenses and liability arising out of or attributable to the Bank's failure to comply with the terms of this Agreement or any action or failure or omission to act by the Bank as a result of the Bank's lack of good faith, negligence or willful misconduct or which arise out of the breach of any representation or warranty of the Bank hereunder.

         5.03 At any time the Bank may apply to any authorized officer of the Fund for instructions, and may consult with legal counsel experienced in securities matters (including counsel to the Fund with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the Proper person or persons authorized by the Fund, as to which notice has been given to the Bank ("Authorized Persons"), or upon any instruction, information, data, records or documents provided by Authorized Persons to the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any Authorized Person, until receipt of written notice thereof from the Fund.

         5.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any losses, damages, costs, charges, counsel fees, payments, expenses or liability resulting from such failure to perform or otherwise from such causes. In addition, the Bank shall use reasonable care to minimize the likelihood of such damage, loss of data, delays and/or errors and should such damage, loss of data, delays and/or errors occur, the Bank shall use its best efforts to mitigate the effects of such occurrence.

         5.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

         5.06    In order that the indemnification provisions contained in this
Article 5 shall apply, upon the assertion of a claim or the institution of any action or investigation for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion or institution, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

Article 6        Covenants of the Fund and the Bank

         6.01    The Fund shall promptly furnish to the Bank the following:

         (a) A certified copy of the documentation reflecting the action taken by the Fund's authorizing the appointment of the Bank and the execution and delivery of this Agreement.

         (b) A copy of the governing instrument of the Fund and all amendments thereto. The Bank represents and warrants that to the best of its knowledge, the various procedures and systems which the Bank has implemented with regard to safeguarding from loss or damage the share certificates, check forms, facsimile signature imprinting devices, and other property used in the performance of its obligations hereunder are adequate and will enable the Bank to perform satisfactorily its obligations hereunder and that the Bank will make such changes therein from time to time as in its judgment are required for the secure performance of its obligations hereunder.

         6.02 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

         6.03 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

         6.04 In case of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

         6.05 The Fund shall make all required filings under federal and state securities laws.

Article 7  Termination of Agreement

         7.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other. Any such termination shall not effect the rights and obligations of the parties under Article 5 hereof.

         7.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Bank reserves the right to charge for any other reasonable expenses and for its time at its customary rate associated with such termination. In the event that the Fund designates a successor to any of the Bank's obligations hereunder, the Bank shall, at the expense and direction of the Fund, transfer to such successor a certified list of the Shareholders of the Fund, a complete record of the account of each Shareholder, and all other relevant books, records and other data established or maintained by the Bank hereunder.

Article 8        Assignment

         8.01. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         8.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. The Bank agrees that any claims by it against the Trust under this Agreement may be satisfied only from the assets of the Trust; that the person executing this Agreement on behalf of the Trust has executed it in his capacity as an officer of the Trust and not individually, and that the obligations of the Trust arising out of this Agreement are not binding upon such person or the Trust's shareholders individually but are binding only upon the assets and property of the Trust; and that no shareholders, trustees or officers of the Trust may be held personally liable or responsible for any obligations of the Trust arising out of this Agreement.

         The Trust agrees that the person executing this Agreement on behalf of the Bank has executed it in his capacity as an officer of the Bank and not individually, and that the obligations of the Bank arising out of this Agreement are not binding on such person or the Bank's officers, directors, employees or shareholders individually but are binding only upon the Bank; and that no officer, director, employee or shareholder of the Bank may beheld personally liable or responsible for any obligations of the Bank arising out of this Agreement.

Article 9        Amendment

         9.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

Article 10       Texas Law to Apply

         10.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Texas.

Article 11       Merger of Agreement

         11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

                                       AMERICAN AADVANTAGE FUNDS



                                       BY:/s/ William F. Quinn
                                          -----------------------

ATTEST:



/s/ Thomas M. Stawicki
-------------------------
Authorized Employee

                                       FIRST REPUBLICBANK DALLAS, N.A.



                                       BY: /s/ M. Weiland
                                           -----------------------------------
                                       Senior Vice President and Trust Officer


ATTEST:



/s/ Paula M. Burford
----------------------
Authorized Officer

                                  FEE SCHEDULE

Shareholder Accounting

         $16.00 per year per shareholder account for a money market fund, plus .75c. for each non-dividend transaction, e.g., purchases and sales of shares.

         $6.00 per year per shareholder account for a regular mutual fund.

         Plus $l0.00 for each wire transfer of funds in or out.

Minimum fees -

         $1,000 per month on a money market fund.
          500 per month on a regular mutual fund.

Fund Accounting

         A flat fee of $250 per month per manager of first 50 security positions per manager; 51 to 100 security positions per manager per month, $4.25 each; over 100 security positions per manager per month, $3.50 each will be charged for providing fund accounting services (including daily pricing).

Out-of-Pocket Expenses

         The cost of stationery and supplies, checks, ledgers, postage, taxes, insurance, courier, fee incurred for legal and auditing services and other expenses incurred in performing the above services will be billed separately at cost in addition to the service fee.

Additional Services Requested

         1. Writing programs for P.C.'s to provide communications between AMRISI and RBD for purchases and sales of fund shares.

                                          One time cost    $2,500 to $3,000

         2. Writing and modifying trust accounting system programs to systematically generate a 30-60-90 day turnover report for each manager who invests in fixed income securities.

                                          One time cost    To be provided

         3. For processing and recordkeeping services associated with the short term investment fund within each mutual fund.

                                          $250 per month per fund

                                          $35 per purchase, sale or maturity

         4. Manual preparation of the 30-60-90 day turnover report (applicable until report can be systematically generated, at which time the fee may be re-negotiated) .

                                          $175 per month per manager

         5. Weekly market valuation of the Money Market Find and comparison with amortized cost valuation.

                                          $450 per month